Exhibit 99.4

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S R E L E A S E
For Immediate Release
Tuesday, February 10, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES RECORD SALES AND
EARNINGS FOR FIRST QUARTER RESULTS

Colton, California. February 10, 2004; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2004 ended December 28, 2003.

Sales for the thirteen week first quarter ended December 28, 2003 increased 50.6% to $1.027 billion compared to $681.5 million for the thirteen weeks ended December 29, 2002. Like store sales increased 49.3% for the thirteen weeks ended December 28, 2003 over the thirteen weeks ended December 29, 2002.

The Company reported net income for the thirteen week first quarter ended December 28, 2003 of $34.6 million compared to net income of $2.9 million for the thirteen week first quarter ended December 29, 2002.

Brown said; “Our first quarter results reflect the tremendous increase in customer counts as many customers of our competitors’ affected by the labor dispute chose to shop at Stater Bros. Markets during this time. The results are a tribute to our Stater Bros. Family members who have provided excellent service not only to our existing “Valued Customers” but to all the new “Valued Customers” we have met and served. We are grateful to both our long term customers and those that may be shopping with us for the first time. We remain committed to providing a friendly and satisfying shopping experience to all our “Valued Customers” on every one of their visits to our stores.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 157 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets operates 157 Supermarket locations, with 47 in San Bernardino County, 41 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,000 members of the Stater Bros. “Family” of Employees. Stater Bros. is the largest private employer in the Inland Empire of Southern California, which is one of the fastest growing areas in the United States. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 GOLDEN YEARS

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STATER BROS. HOLDINGS INC.
Condensed Balance Sheets
(In thousands)
Unaudited

	09/28/03	12/28/03

Assets
Current Assets
Cash	$111,152	$235,904
Restricted Cash	—	20,000
Receivables	27,571	30,410
Inventories	172,267	185,268
Other	21,755	24,726

Total current assets	332,745	496,308
Investment in unconsolidated affiliate	16,910	17,536
Property and equipment, net	302,145	307,872
Deferred debt issuance costs, net	10,486	9,624
Other	5,540	5,547

Total Assets	$667,826	$836,887

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$112,458	$181,377
Accrued expenses and other liabilities	94,714	140,583
Current portion of capital lease obligations and long-term debt	1,056	1,042

Total current liabilities	208,228	323,002
Long-term debt, less current portion	458,750	458,750
Capital lease obligations, less current portion	9,926	9,678
Other long-term liabilities	54,916	74,808
Common stockholders’ deficit	(63,994)	(29,351)

Total Liabilities and Stockholders’ Deficit	$667,826	$836,887

STATER BROS. HOLDINGS INC.
Condensed Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks
	Ended	Ended
	12/29/02	12/28/03

Sales	$681,509	$1,026,553
Gross profit	184,156	304,882
Operating Expenses:
Selling, general and administrative expenses	160,399	226,894
Depreciation and amortization	6,328	7,426

Total operating expenses	166,727	234,320

Operating profit	17,429	70,562
Interest income	272	384
Interest expense	(13,258)	(13,176)
Equity in income from unconsolidated affiliate	746	626
Other expenses, net	(389)	(453)

Income before income taxes (benefit)	4,800	57,943
Income taxes (benefit)	1,873	23,300

Net income	$2,927	$34,643